Exhibit 5.1

December 20, 2024

MGO Global Inc.

515 SE 17th Street, Suite 121/#460596

Fort Lauderdale, Florida 33346

Re:	MGO Global Inc.
Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to MGO Global Inc., a Delaware corporation (the “Company”), in connection with the Company’s registration statement on Form S-1 (File No. 333-282517) (such registration statement, as amended through the date hereof, the “Initial Registration Statement”), the preliminary prospectus forming a part of the Initial Registration statement (the “Prospectus”), under the Securities Act of 1933, as amended (the “Securities Act”), initially filed by the Company with the Securities and Exchange Commission (the “Commission”) on October 4, 2024, as thereafter amended or supplemented, and declared effective by the Commission on December 20, 2024, and a second registration statement on Form S-1 filed with the Commission on December 20, 2024 pursuant to Rule 462(b) promulgated under the Securities Act (the “462(b) Registration Statement”, and together with Initial Registration Statement and Prospectus the “Registration Statement”). The Registration Statement relates to the registration of the proposed offering of up to $6,000,000 of units, each unit consisting of (A) one share (a “Share”) of common stock, par value $0.00001 per share, of the Company (the “Common Stock”) or one pre-funded warrant (a “Pre-Funded Warrant”) to purchase one share of Common Stock (a “Pre-Funded Warrant Share”), and (B) one common stock purchase warrant (a “Warrant”) to purchase one share of Common Stock (a “Warrant Share”). The Shares, the Pre-Funded Warrants, the Pre-Funded Warrant Shares, the Warrants, and the Warrant Shares are collectively referred to as the “Securities.”

In connection with this opinion, we have examined originals or copies (certified or otherwise identified to our satisfaction) of (i) the Company’s Amended and Restated Certificate of Incorporation and amendments thereto, as currently in effect, (ii) the Company’s Amended and Restated Bylaws and amendments thereto, as currently in effect, (iii) the Registration Statement and related Prospectus, (iv) the form of Securities Purchase Agreement; (v) the form of Pre-Funded Warrant, (vi) the form of Warrant, and (vii) such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials or of officers and representatives of the Company, as we have deemed relevant and necessary as a basis for the opinion hereinafter set forth.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies, and the authenticity of the originals of such latter documents. As to certain questions of fact material to this opinion, we have relied upon certificates or comparable documents of officers and representatives of the Company and have not sought to independently verify such facts.

Based on the foregoing, and subject to the assumptions, qualifications, limitations and exceptions set forth herein, we are of the opinion that:

1.	The Shares have been duly authorized by all necessary corporate action on the part of the Company and, when issued and sold in accordance with the Registration Statement and the Prospectus and delivered and paid for in accordance with the terms of the Securities Purchase Agreement, the Shares will be validly issued, fully paid and nonassessable.

2.	The Pre-Funded Warrants and Warrants have been duly authorized by all necessary corporate action on the part of the Company and, when the Pre-Funded Warrants or Warrants are issued and sold in accordance with the Registration Statement and the Prospectus and delivered and paid for in accordance with the terms of the Securities Purchase Agreement, the Pre-Funded Warrants or Warrants, as applicable, will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms except as such enforceability may be limited by (i) any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally including, without limitation, fraudulent transfer or fraudulent conveyance laws; (ii) public policy considerations, statutes or court decisions that may limit rights to obtain exculpation, indemnification or contribution (including, without limitation, indemnification regarding violations of the securities laws and indemnification for losses resulting from a judgment for the payment of any amount other than in United States dollars); and (iii) general principles of equity (including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing) and the availability of equitable remedies (including, without limitation, specific performance and equitable relief), regardless of whether considered in a proceeding in equity or at law.

3.	The Pre-Funded Warrant Shares and Warrant Shares have been duly authorized by all necessary corporate action on the part of the Company and, assuming a sufficient number of authorized but unissued shares of Common Stock are available for issuance when the Pre-Funded Warrants or Warrants are exercised, the Pre-Funded Warrant Shares or Warrant Shares, as applicable, when and if issued upon exercise of the Pre-Funded Warrants or Warrants, as applicable, in accordance with the terms of the Pre-Funded Warrants or Warrants, as applicable, will be validly issued, fully paid and nonassessable.

The opinion expressed herein is limited to the Delaware General Corporation Law and, with respect to the enforceability of the Pre-Funded Warrants and the Warrants, the laws of the State of New York, and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.

We assume no obligation to update or supplement any of our opinions to reflect any changes of law or fact that may occur. We hereby consent to the filing of this letter as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Prospectus which is a part of the Registration Statement. In giving such consents, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Sichenzia Ross Ference Carmel LLP
Sichenzia Ross Ference Carmel LLP